Exhibit 10.3.4
[Form of LTI Cash Agreement]
LTI CASH AWARD AGREEMENT
under the
SUNCOKE ENERGY, INC. OMNIBUS LONG-TERM INCENTIVE PLAN
This LTI Cash Award Agreement (the “Agreement”), is entered into as of ____________________ (the “Agreement Date”) by and between SunCoke Energy, Inc. (“SunCoke”) and __________________, an employee of SunCoke or one of its Affiliates (the “Participant”).
W I T N E S S E T H:
WHEREAS, the SunCoke Energy, Inc. Omnibus Long-Term Incentive Plan (the “Omnibus Plan”) is administered by the Compensation Committee or its duly appointed sub-committee (the Compensation Committee or such sub-committee, the “Committee”), and the Committee has determined to grant to the Participant, pursuant to the terms and conditions of the Omnibus Plan, a long-term incentive cash (“LTI Cash”) award representing the right to receive a cash payment following the end of a Performance Period (the “Award”), which Award is subject to a risk of forfeiture by the Participant, with the payout of such Award being conditioned upon the attainment of performance goals established by the Committee for the applicable performance period and the Participant’s continued employment with SunCoke or one of its Affiliates through the Determination Date (as defined herein)
WHEREAS, the Participant has determined to accept such Award.
NOW, THEREFORE, in consideration of these premises and the mutual promises of each of the Parties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SunCoke and the Participant, each intending to be legally bound hereby, agree as follows:
ARTICLE I
AWARD OF LTI CASH
1.1    Identifying Provisions. For purposes of this Agreement, the following terms shall have the following respective meanings:
(a)    Participant Name: ______________________________
(b)    Grant Date: ___________________________________
(c)    Target Value of LRI Cash Award: ________________ Dollars and ___________cents ($________________), in the aggregate, the eventual payout of which is dependent upon the level of attainment of certain pre-established targets for the following metrics (each weighted 50%):
(1)three-year cumulative adjusted earnings before interest, taxes, depreciation and amortization (“Adj. EBITDA”); and
(2)three-year average pre-tax return on invested capital, including coke, logistics and unallocated corporate cost, but excluding discontinued operations and legacy costs [e.g., Black Lung, pensions and other post-employment benefits] (“ROIC”).
(d)    Performance Period: Three-year period beginning on January 1, _____________ and ending on December 31, ________________.

Any initially capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Omnibus Plan.
1.2    Award of LTI Cash. Subject to the terms and conditions of the Omnibus Plan and this Agreement, the Participant is hereby granted the target value of LTI Cash set forth in Section 1.1.
1.3    Adjustment, Vesting and Payment of Award.
(a)Adjustment. The target value of the LTI Cash Award shall be adjusted by the Committee after the end of the Performance Period, based on the level of achievement of the respective performance goal(s) established for the Performance Period, as set forth in the attached Exhibit A. The date that the Committee determines the level of performance goal achievement applicable to the Award is the “Determination Date”.
(b)Vesting. Except as set forth in Section 1.4(a), (b) and (c) below, a Participant shall become vested in this LTI Cash Award (as adjusted pursuant to Section 1.3(a), above) if the Participant remains in continuous employment with SunCoke or one of its Affiliates until the Determination Date. LTI Cash that does not vest shall be forfeited.
(c)Payment. Except as set forth in Section 1.4(a) and (c) below, actual payment for vested LTI Cash shall be made to the Participant within one month after the Determination Date.
1.4    Termination of Employment.
(a)Termination of Employment - In General. Upon termination of the Participant’s employment with SunCoke and its Affiliates prior to the Determination Date for any reason other than a Qualifying Termination, or due to death, permanent disability, or retirement, the Participant shall forfeit 100% of such Participant’s Award and the Participant shall not be entitled to receive any Award payment.
(b)Qualifying Termination of Employment. In the event of the Participant’s Qualifying Termination prior to the Determination Date, the Participant’s outstanding LTI Cash Award shall vest immediately at the higher of target level, or actual performance level attained (as more particularly described on “Exhibit A,” attached hereto), calculated as of the fiscal quarter ending on, or immediately prior to, the date of the Change in Control. Such vested LTI Cash Award shall be paid in the form of cash within one month following such Qualifying Termination.
(c)    Termination of Employment Due to Death or Permanent Disability. In the event of the Participant’s termination of employment due to death or permanent disability prior to the Determination Date, the Participant’s outstanding Award shall not be adjusted pursuant to Section 1.3(a) above, but shall vest immediately at the target level and be paid in cash within one month following such termination of employment.
(d)    Termination of Employment Due to Retirement. [In the event of the Participant's termination of employment with SunCoke and its Affiliates prior to the Determination Date due to Retirement, the Participant's outstanding LTI Cash Award shall remain outstanding and shall be adjusted at the end of the performance period as described in Section 1.3. The Participant shall vest in a pro rata portion of the adjusted Award determined by multiplying the amount of the Adjusted Award by a fraction, the numerator of which is the number of full months that have elapsed from the beginning of the performance period to the employment termination date and the denominator of which is the number of full months in the performance period. The portion of the

Participant's LTI Cash Award that vests shall be paid in the form of cash within one month following the Determination Date.)]
[In the event of the Participant's termination of employment with SunCoke and its Affiliates prior to the Determination Date due to Retirement, the Participant's outstanding LTI Cash Award shall remain outstanding. In the event of a Service Retirement, the value of the Participant's LTI Cash Award shall be adjusted at the end of the performance period as described in Section 1.3 and the Participant shall vest in a pro rata portion of the adjusted Award, determined by multiplying the amount of the adjusted Award by a fraction, the numerator of which is the number of full months that have elapsed from the beginning of the performance period to the employment termination date and the denominator of which is the number of full months in the performance period. In the event of an Age 65 Retirement, the Participant's LTI Cash Award shall be adjusted at the end of the performance period as described in Section 1.3 and the Participant shall vest in the adjusted Award. The LTI Cash Award that vests upon Retirement shall be paid in the form of cash within one month following the Determination Date.
For purposes of this Section 1.4,
(i)[A Participant's termination of employment shall not be deemed to be a ''Retirement" unless: (x) such termination is other than for Just Cause; (y) the Participant has attained at least 55 years of age; and (z) the Participant's age, when added to such Participant's years of credited service with the SunCoke and/or its Affiliates, equals at least 65 years;)
[There are two types of "Retirement" - "Age 65 Retirement" and "Service Retirement”, "Age 65 Retirement" occurs upon a Participant's termination of employment after the Participant has attained at least 65 years of age and completed five years of credited service with SunCoke and its Affiliates; "Service Retirement'' occurs upon a Participant's termination of employment before Age 65 Retirement but after (y) the Participant has attained at least 55 years of age; and (z) the Participant's age, when added to such Participant's years of credited service with SunCoke and its Affiliates, equals at least 65 years. Notwithstanding the foregoing, a Participant's termination of employment shall not be deemed to be a "Retirement' unless there is no Just Cause;] and
(ii)a Participant shall have a “permanent disability” if such Participant is found to be disabled, under the terms of SunCoke’s long-term disability policy in effect at the time of the Participant’s termination, due to such condition or if the Committee in its discretion makes such determination.
(e)    Termination of Employment for Just Cause. In the event of the Participant’s termination of employment prior to the Determination Date by SunCoke or an Affiliate for Just Cause, the Participant’s Award shall be forfeited.
ARTICLE II
GENERAL PROVISIONS
2.1    Effect of Plan; Construction. The entire text of the Omnibus Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of the Award covered by this Agreement and the terms and conditions of the Omnibus Plan under which such Award is granted, the provisions in the Omnibus Plan shall govern and prevail. The Award and this Agreement are each subject in all respects to, and SunCoke and the Participant each hereby agree to be bound by, the terms and conditions of the Omnibus Plan, as the same may have been amended from time to time in accordance with its terms.

2.2    Tax Withholding. The payment of an Award under this Agreement shall be net of any applicable federal, state, or local withholding taxes.
2.3    Administration. Pursuant to the Omnibus Plan, the Committee is vested with conclusive authority to interpret and construe the Omnibus Plan, to adopt rules and regulations for carrying out the Omnibus Plan, and to make determinations with respect to all matters relating to this Agreement, the Omnibus Plan and Awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Omnibus Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding.
2.4    Amendment. This Agreement may be amended in accordance with the terms of the Omnibus Plan.
2.5    Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.
2.6    Governing Law. The validity, construction, interpretation and effect of this instrument shall be governed exclusively by and determined in accordance with the law of the State of Delaware (without giving effect to the conflicts of law principles thereof), except to the extent preempted by federal law, which shall govern.
2.7    Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices to SunCoke shall be deemed to have been duly given or made upon actual receipt by SunCoke. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:
(a)    If to SunCoke:        SunCoke Energy, Inc.
Compensation Committee of the Board of Directors
1011 Warrenville Road – 6th Floor
Lisle, IL 60532
Attention: Corporate Secretary
(b)    If to the Participant:    To the address for Participant as it appears on
2.8    Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.
2.9    Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof.

2.10    Forfeiture. The cash payment received in connection with the Award granted pursuant to this Agreement constitutes incentive compensation. The Participant agrees that any cash payment received with respect to the Award will be subject to any clawback/forfeiture provisions applicable to SunCoke that are required by any law in the future, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any applicable regulations.
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IN WITNESS WHEREOF, this Agreement is delivered by the Company as of the _____ day of ________________, __________.

AGREED AND ACCEPTED: Participant Signature Print Name Date	SunCoke Energy, Inc. By: Its: Vice President, Human Resources

SUNCOKE ENERGY, INC.
Long Term Performance Enhancement Plan
Long Term Incentive Cash Agreement
Exhibit A
[Target metrics for Three-Year Cumulative Adjusted EBITDA and Return on Invested Capital]